EXHIBIT 99.1

                Ventana Reports Third Quarter Results;
     23% Revenue Growth / 67% Increase in Pro Forma Net Income /
                            Outlook Raised

    TUCSON, Ariz.--(BUSINESS WIRE)--Oct. 22, 2004--Ventana Medical Systems, Inc. (Nasdaq:VMSI), today reported sales of $39.3 million for the quarter ending September 30, 2004, a 23% increase over third quarter 2003. Pro forma net income for the third quarter was $5.5 million, or $0.31 per diluted share, excluding the previously announced $1.8 million pre-tax ($1.4 million tax-effected, or $0.08 per share) non-cash charge to write-off the value of certain imaging technology related intangibles and other assets in connection with the TriPath Imaging supply agreement. Including the non-cash charge, the Company reported Generally Accepted Accounting Principles ("GAAP") net income for the third quarter of $4.1 million, or $0.23 per diluted share, compared with GAAP net income of $3.3 million and $0.19 per diluted share in the third quarter of 2003.

    THIRD QUARTER 2004

    "Reagent and other revenues grew 35% versus last year's third quarter," commented Christopher Gleeson, Ventana's President and Chief Executive Officer. "Clinical placement rates were solid, with continued strong demand for our BenchMark(R) XT and LT systems. As anticipated, we continue to see some slowing in capital purchases in the third quarter in our research business."
    Gross margin was 76% in the quarter versus 75% in the third quarter of 2003, reflecting the on-going revenue mix shift to consumables and volume-based manufacturing efficiencies. R&D investment was $5.4 million in the quarter, up 7% versus third quarter 2003. This increase was driven primarily by our new platform development programs for the histology market and by our reagent chemistry application initiatives for the histology, cytology, and molecular discovery/research businesses.
    The third quarter also saw the Company announce a comprehensive licensing and supply agreement with Quantum Dot Corporation relating to their Qdot(R) nanocrystal technology for in vitro diagnostic applications in anatomic pathology and cytology. In addition, Ventana launched its TheraDx(TM) c-KIT diagnostic kit for use in conjunction with the Novartis drug Gleevec(R). This test is the world's first FDA-approved diagnostic using a rabbit monoclonal antibody. The Company also obtained, during the third quarter, the exclusive rights to sell and distribute worldwide a Ventana-branded version of TriPath Imaging's interactive histology imaging system.

    YEAR-TO-DATE 2004

    Net sales for the nine months ended September 30, 2004, increased 25% to $118.1 million from $94.7 million for the same period in 2003. Reagents and other revenues grew by 33% year-over-year. Gross margins improved 180 basis points, and R&D spending increased by 11%. Pro-forma year-to-date 2004 net income, excluding the aforementioned tax-effected third quarter non-cash charge, was $14.1 million, or $0.79 per diluted share. Year-to-date GAAP net income was $12.7 million, compared with $8.0 million last year. Year-to-date GAAP earnings per diluted share was $0.71 versus $0.47 for the comparable period last year.

    CALENDAR YEAR 2004 AND 2005 OUTLOOK

    The Company has further raised its guidance for 2004. The Company now advises it expects that full year sales will be in the range of $161M to $162.5M. Full year pro-forma and GAAP earnings (which includes the aforementioned third-quarter non-cash charge) will be in a range of $1.20 to $1.22 and $1.13 to $1.15 per diluted share, respectively.
    The Company also reconfirmed its earlier guidance for 2005, advising that it expects revenues between $192M and $194M and EPS consistent with the currently published consensus of approximately $1.43 to $1.46 per diluted share.

    CONFERENCE CALL

    Ventana will hold a conference call to discuss third-quarter 2004 results and the outlook for the full year at 10:00 a.m. EST on Friday, October 22, 2004. The call can be accessed live and will be available for replay over the Internet via www.viavid.net.
    Ventana develops, manufactures, and markets instrument/reagent systems that automate slide preparation and staining in clinical histology and drug discovery laboratories worldwide. Ventana's clinical systems are important tools used in the diagnosis and treatment of cancer and infectious diseases. Ventana's drug discovery systems are used to accelerate the discovery of new drug targets and evaluate the safety of new drug compounds.

    This press release contains forward-looking statements within the meaning of the Federal Securities laws. These forward-looking statements include: our current financial outlook for the fourth-quarter of 2004, expected revenue growth for 2005, and operating margins for 2005. These forward-looking statements are subject to numerous risks and uncertainties, and actual results may vary materially. We may not achieve anticipated future operating results, and product development activities may not be as successful as we expect in terms of the timing of product availability to the market or customer rates of adoption. Other risks and uncertainties include risks associated with the development, manufacturing, marketing, and sale of medical products, competitive factors, general economic conditions, legal disputes, and government actions, and those other risks and uncertainties contained in our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and all subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov. We undertake no obligation following the date of this release to update or revise our forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date such statements are made. Past performance is not indicative of future results. We cannot guarantee any future operating results, activity, performance, or achievement.
    Visit the Ventana Medical Systems, Inc., website at www.ventanamed.com.

    Financial Tables Follow


                     Ventana Medical Systems, Inc.
                 Condensed Consolidated Balance Sheets
                 (in thousands, except per share data)
                                                    Sept.30,  Dec. 31,
 ASSETS                                               2004      2003
                                                    --------  --------

 Current assets:
    Cash and cash equivalents                      $ 20,523  $ 19,711
    Short-term investments                           20,104    19,974
    Trade accounts receivable, net                   27,358    27,398
    Inventories, net                                 13,102    10,483
    Prepaid expenses                                  1,244       594
    Deferred tax assets                               3,229     3,200
    Other current assets                                779       967
                                                    --------  --------
 Total current assets                                86,339    82,327
 Property and equipment, net                         48,700    42,516
 Goodwill                                             2,804     2,804
 Intangible assets, net                               5,885     3,982
 Deferred tax assets, net of current portion          5,602     5,602
 Other assets                                         4,867     3,983
                                                    --------  --------
 Total assets                                      $154,197  $141,214
                                                    ========  ========

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
    Accounts payable                               $ 11,207  $ 10,081
    Other current liabilities                        21,615    16,497
                                                    --------  --------
 Total current liabilities                           32,822    26,578
 Long-term debt                                       2,041     2,260
 Commitments and Contingencies
 Stockholders' equity:
    Common stock - $.001 par value; 50,000 shares
      authorized; 17,378 and 16,709 shares
      issued and outstanding at September 30, 2004
      and December 31, 2003, respectively                17        17
    Additional paid-in capital                      162,594   154,395
    Accumulated deficit                             (22,489)  (35,149)
    Accumulated other comprehensive loss               (186)     (171)
    Treasury stock - 584 shares and 250 shares at
     cost at September 30, 2004 and December 31,
     2003, respectively                             (20,602)   (6,716)
 Total stockholders' equity                         119,334   112,376
                                                    --------  --------
 Total liabilities and stockholders' equity        $154,197  $141,214
                                                    ========  ========


                     Ventana Medical Systems, Inc.
            Condensed Consolidated Statements of Operations
                 (in thousands, except per share data)
                              (Unaudited)

                                Three Months Ended  Nine Months Ended
                                   September 30,      September 30,
                                   -------------      -------------
                                   2004     2003      2004      2003
 Sales:                           -------  -------  --------  -------
   Reagents and other             $34,308  $25,436  $ 99,199  $74,338
   Instruments                      4,994    6,524    18,929   20,333
                                  -------  -------  --------  -------
     Total net sales               39,302   31,960   118,128   94,671
 Cost of goods sold                 9,236    7,861    29,950   25,715
                                  -------  -------  --------  -------
 Gross profit                      30,066   24,099    88,178   68,956
 Operating expenses:
   Research and development         5,421    5,057    15,741   14,224
   Selling, general and
    administrative                 17,638   15,207    54,188   45,515
  Special charges                   1,758        -     1,758        -
    Amortization of intangible
     assets                           307      466       924    1,385
                                  -------  -------  --------  -------
 Income from operations             4,942    3,369    15,567    7,832
 Interest and other income            126      (33)      211      350
                                  -------  -------  --------  -------
 Income before taxes                5,068    3,336    15,778    8,182
 Provision for income taxes        (1,004)     (47)   (3,118)    (176)
                                  -------  -------  --------  -------
 Net income                       $ 4,064  $ 3,289  $ 12,660  $ 8,006
                                  =======  =======  ========  =======
 Earnings per common share:
           --Basic                $  0.24  $  0.20  $   0.76  $  0.49
                                  =======  =======  ========  =======
           --Diluted              $  0.23  $  0.19  $   0.71  $  0.47
                                  =======  =======  ========  =======
 Shares used in computing
  earnings per common share:
           --Basic                 16,805   16,492    16,756   16,387
                                  =======  =======  ========  =======
           --Diluted               17,918   17,730    17,869   17,165
                                  =======  =======  ========  =======


                     Ventana Medical Systems, Inc.
            Condensed Consolidated Statements of Cash Flows
                            (in thousands)
                              (Unaudited)
                                                     Nine Months Ended
                                                        September 30,
                                                     -----------------
                                                       2004      2003
                                                     --------  -------
 Operating activities:
 Net income                                         $ 12,660  $ 8,006
 Adjustments to reconcile net income to cash
  provided by operating activities:
    Depreciation and amortization                      6,105    6,745
    Non-cash intangibles and property and equipment
     charges                                           1,758        -
    Changes in operating assets and liabilities        1,925    2,958
                                                     --------  -------
 Net cash provided by operating activities            22,448   17,709

 Investing activities:
 Purchase of property and equipment                  (11,948)  (5,018)
 Purchase of intangible assets                        (3,605)    (287)
 Purchases of short-term investments                 (15,348)       -
 Proceeds from sale of short-term investments         15,135        -
                                                     --------  -------
 Net cash used in investing activities               (15,766)  (5,305)

 Financing activities:
 Issuance of common stock                              8,199    6,413
 Repayments of debt                                     (219)     (35)
 Purchases of common stock for treasury              (13,886)  (1,650)
                                                     --------  -------
 Net cash (used in) provided by financing
  activities                                          (5,906)   4,728
 Effect of exchange rate change on cash and cash
  equivalents                                             36      (46)
                                                     --------  -------
 Net (decrease) increase in cash and cash
  equivalents                                            812   17,086
 Cash and cash equivalents, beginning of period       19,711   18,708
                                                     --------  -------
 Cash and cash equivalents, end of period           $ 20,523  $35,794
                                                     ========  =======

    CONTACT: Ventana Medical Systems, Inc.
             Christopher M. Gleeson, 520-229-3787
              or
             Nick Malden, 520-229-3857